Company Contacts:

Victoria M. Holt	Randy C. Martin

President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

(314) 721-4242	(314) 721-4242

For Immediate Release Monday, December 12, 2011

SPARTECH ANNOUNCES FOURTH QUARTER RESULTS
_________________________________

St. Louis, Missouri, December 12, 2011 - Spartech Corporation (NYSE:SEH), a leading producer of plastic sheet, compounds, and packaging solutions, announced today operating results for its 2011 fourth quarter.

Fourth Quarter 2011 Results

•
Net sales of $293.2 million for the fourth quarter of 2011 increased 13% from the same period in 2010. The pass-through of higher raw material costs and a greater mix of higher-priced product more than offset a 1% decrease in volume.

•
The reported operating loss of $34.9 million for the fourth quarter of 2011 compared to $73.1 million in the prior year period included non-cash goodwill and other asset impairments of $40.5 million and $69.8 million in 2011 and 2010, respectively. The reported diluted loss per share from continuing operations was $(0.89) in the fourth quarter of 2011 compared to a loss of $(1.79) per diluted share in the prior year fourth quarter.

•
Operating earnings excluding special items increased to $6.2 million for the fourth quarter of 2011 from $0.1 million in the prior year fourth quarter representing a shift to higher margin products and lower selling, general, and administrative expenses offset by higher production costs.

•	Excluding special items, diluted earnings per share from continuing operations was $0.05 compared to $0.01 in the fourth quarter of the prior year.

•
Cash flows from operations were $17.1 million for the fourth quarter of 2011 providing for the pay down of $7.0 million debt in the fourth quarter resulting in $157.2 million of total debt at the end of the year.

Fiscal Year 2011 Overview

•	Net sales were $1,102.3 million, up 8% from the prior year, reflecting a 10% increase in price/mix slightly offset by a 2% decrease in volume.

•
The reported operating loss of $21.3 million in 2011 included special items totaling $42.6 million. Operating earnings excluding special items was $21.4 million in 2011 compared to $17.3 million in the prior year. Diluted earnings per share from continuing operations excluding special items was $0.21 in 2011 compared to $0.16 in the prior year, exceeding the high end of our earnings guidance of $0.20 per share.

•
Net cash provided by operating activities was $42.3 million in 2011 compared to $39.3 million in 2010. The improved cash flow from operations provided for the pay down of $15.3 million of debt while funding more than $29 million of capital expenditures to support future operating improvements and growth.

•
In December 2011, we also entered into amended debt agreements that provide for additional covenant flexibility from the fourth quarter of 2012 forward that support greater liquidity to fund organic initiatives and growth from higher margin capacity investments.

Note: Please see the reconciliation tables and the narrative below for adjustments to GAAP and discussion of items affecting results. Special items include goodwill impairments, restructuring and exit costs, other intangible and fixed asset impairments, former CEO separation costs, debt extinguishment costs, and tax benefits from restructuring of foreign operations.

Spartech's President and Chief Executive Officer, Vicki Holt stated, “We made considerable progress on our six key priorities that we set out for ourselves at the beginning of the year. The back to basics operating improvements have begun to show in our operating efficiencies, we continue to shift our mix toward higher margin, more specialized products and services, and we have accelerated our investments in capacity and capabilities that support our efforts to become a sustainable solutions provider.”

Additionally, Holt stated “We have completed the 2008 organizational restructuring program, increased our financial flexibility in the future, and strengthened the team to mobilize the organization to continue managing the drivers for sustainable margin enhancement and earnings growth. We are realistic about the level of effort needed to build on the cultural foundation and improvements initiated this past year. We are focused on continuing our efforts to satisfy and delight our customers by continuously improving in our operating efficiencies and service.”

Consolidated Results
Net sales were $293.2 million in the three-month period ended October 29, 2011 representing a 13% increase over the same period in the prior year. These results represent a 14% increase from price/mix partially offset by a 1% decrease in volume. The price/mix increase was primarily related to a greater percentage mix of higher-priced products and increases in selling prices to pass through higher raw material costs. The change in sales volume reflected the increase in sales to the transportation and construction markets more than offset by lower sales of sheet to a material handling customer and the appliance market. Excluding the prolonged slowdown of sales to one sheet material handling customer, volume from the underlying markets would have increased by 4%.

Gross margin per pound sold increased from 10.0 cents for the three months ended October 30, 2010 to 11.1 cents for the three months ended October 29, 2011 due to a greater percentage of higher margin products, efficiencies from the turnaround effort in the Color and Specialty Compounds segment, and obsolete inventory write-offs that occurred in the fourth quarter of 2010 partially offset by higher production costs.

Selling, general and administrative expenses were $18.6 million in the fourth quarter of 2011 compared to $23.3 million in the same period of the prior year. The lower expense in the fourth quarter of 2011 includes the benefit of a $1.0 million favorable bad debt adjustment, a decrease in labor and fringe benefits, and lower professional fees. The 2010 amount also includes a net charge of $1.4 million (severance net of equity expense recapture) associated with the Company entering into a separation agreement with its former President and Chief Executive Officer.

Amortization of intangibles was $0.4 million in the fourth quarter of 2011 compared to $0.9 million in the same period of the prior year. The decrease reflects intangible assets which became fully amortized, coupled with the impact of intangible asset impairments recorded by the Company in the fourth quarter of 2010.

Restructuring and exit costs were $0.6 million in the fourth quarter of 2011 compared to $2.1 million in the same period of the prior year. Restructuring and exit costs are primarily comprised of employee severance, facility consolidation and shut-down costs, and fixed asset valuation adjustments for assets related to restructured facilities.

Operating earnings excluding special items increased to $6.2 million for the fourth quarter of 2011 from $0.1 million in the prior year fourth quarter representing a shift to higher margin products and lower selling, general, and administrative expenses offset by higher production costs

Interest expense, net of interest income, was $2.9 million in the fourth quarter of 2011 compared to $2.5 million in the fourth quarter of 2010.

Income tax benefit was $10.4 million in the fourth quarter of 2011 compared to a $20.5 million benefit in the fourth quarter of 2010. The effective tax rate for both periods reflects the non-deductibility of a portion of the goodwill impairment charges recognized in each period.

Excluding special items, we reported net earnings from continuing operations of $1.4 million or $0.05 per diluted share for the fourth quarter of 2011, compared to net earnings of $0.3 million or $0.01 per diluted share in the same period of the prior year.

Cash flows from operations were $17.1 million for the fourth quarter of 2011 which included a $1.6 million decrease in working capital. In 2011 the Company utilized cash flows from operations to pay down $15.3 million debt and fund $29.1 million of capital investments resulting in total debt of $157.2 million at the end of the year.

Segment Results
The results of our three operating segments are discussed below. A table is presented at the end of this release to reconcile amounts excluding special items to comparable GAAP measures.

Custom Sheet & Rollstock - Net sales were $150.9 million for the three months ended October 29, 2011, representing an increase of 5% over the same period of the prior year which consisted of a 15% increase from price/mix offset by a 10% decrease in volume. The price/mix increase was mostly caused by increases in selling prices from the pass through of increases in raw materials costs and a greater mix of higher priced products. The decrease in underlying volume reflected a reduction in one customer's business activity for a material handling application and a decrease in volume to the appliance and building product sectors, partially offset by additional sales volume to the transportation and recreation and leisure markets. Operating earnings excluding special items were $5.5 million for the three months ended October 29, 2011 compared to $5.4 million for the three months ended October 30, 2010. The increase in operating earnings excluding special items can be attributed a $1.0 million favorable bad debt adjustment in 2011 and the write off of $0.9 million in obsolete inventory recognized in the fourth quarter of 2010. The increase was offset by lower sales volume and cost increases.

Packaging Technologies - Net sales were $64.9 million for the three months ended October 29, 2011, representing an increase of 13% over the same period of the prior year which consisted of a 14% increase from price/mix offset by an 1% decrease in volume. Price/mix was mostly caused by increases in selling prices from the pass through of increases in raw materials costs and a greater mix of higher priced products. Operating earnings excluding special items were $5.7 million for the three months ended October 29, 2011 compared to $5.1 million for the three months ended October 30, 2010. The increase in operating earnings was due to a greater mix of higher margin business offset by production cost increases.

Color & Specialty Compounds - Net sales were $77.5 million for the three months ended October 29, 2011, representing a 32% increase over the same period in the prior year. These results represented a 19% increase from price/mix coupled with a 13% increase in volume. The price/mix increase was mostly caused by increases in selling prices from the pass through of increases in raw materials costs and a product mix that included a greater percentage of higher priced products. The increase in underlying volume was due to a significant increase in sales to the commercial construction and the automotive sectors. Operating earnings excluding special items were $2.0 million for the three months ended October 29, 2011 compared to operating losses of $1.0 million in the same period of the prior year. The $3.0 million increase in operating earnings was due to the increase in sales volume, benefits from operating efficiencies, and improved material utilization.

Outlook
The Company made solid progress on its key priorities and turnaround efforts in 2011 which established a stronger foundation for future earnings growth. We expect to build on this foundation and execute on our growth strategy which focuses on continuing to shift our product mix towards more specialized and higher margin products. While recent customer order patterns have remained stable and resin costs have experienced downward pressure, slow and uncertain demand in the markets we serve and dynamic raw material costs may impact our financial results in future periods. We expect low to moderate sales volume growth in 2012 as well as higher selling prices and a continued shift in mix to higher margin business. While we expect solid improvement in our earnings per share for the full year 2012 compared to 2011, we anticipate our first quarter 2012 earnings per share to be a modest loss. Such loss will be comparable to the first quarter of 2011, excluding the benefit from the tax restructuring that occurred in the first quarter of 2011. Further, we expect that our traditionally weaker first quarter earnings results will be followed by our typically stronger second and third quarter earnings results.  In addition, due to our annual accounting convention, our 2012 results will have an extra week and represent a 53-week fiscal year.  We remain committed to providing value to our stockholders through the completion of our turnaround strategy and focus on sustainable growth.

Special Items and Discontinued Operations
During the fourth quarter of 2011, the Company completed its annual goodwill impairment test and recorded $40.5 million of non-cash goodwill impairments due to differences between the Company's fair value and book value of our Custom Sheet and Rollstock segment. During the fourth quarter of 2010, the Company recorded $56.1 million of non-cash goodwill impairments due to differences between the Company's fair value and book value of our Packaging Technologies and Color & Specialty Compounds segments. These non-cash impairments did not negatively affect the Company's liquidity, cash flows, or future operations, and we believe are not indicative of the mid to long term earnings potential of our underlying businesses.

Restructuring and exit costs were $0.6 million in the fourth quarter of 2011 compared to $2.1 million in the same period of the prior year. Restructuring and exit costs are primarily comprised of employee severance, facility consolidation and shut-down costs, and fixed asset valuation adjustments for assets related to restructured facilities.

Due to changes in customer relationships, underperformance of historical acquisitions and decisions to dispose of certain fixed assets we recorded $13.6 million of other intangible and fixed asset impairments in the fourth quarter of 2010.

Concurrent with the closing of our new credit facility in June 2010, the Company repaid its higher interest rate 6.82% 2006 Senior Notes from borrowings under the new facility. The Company recorded $0.7 million ($0.5 million net of tax) in non-cash write-offs of unamortized debt issuance costs from the extinguishment of its previous credit facility and the 2006 Senior Notes in the third quarter of 2010. In December 2011, we entered into amended debt agreements related to our bank credit facility and 2004 Senior Notes that provides for additional covenant flexibility from the fourth quarter of 2012 and forward. The amendments included adjustments to future required ratios to provide greater liquidity and resulted in less than $0.6 million in upfront costs and an increase in the 2004 Senior Notes rate from 6.58% to 7.08%.

In 2010, we recognized a $4.4 million tax benefit related to tax restructuring of foreign operations that was excluded from our presentation of net earnings from continuing operations as a special, non-recurring item.

Discontinued operations include our former marine business, sheet business in Donchery, France, and toll compounding business in Arlington, Texas, which were all shutdown in 2009 and the wheels and profiles businesses that were divested in 2009.

**********

Spartech will hold a conference call with investors and financial analysts at 11:00 a.m. EST on Tuesday, December 13, 2011, to discuss Spartech's fourth quarter 2011 financial results. Prior to this call, the Company will provide supplemental slides on its website at www.spartech.com (under Presentations in the Investor Relations menu). Investors can listen to the call live via a webcast by logging onto www.spartech.com, or via phone by dialing 800-642-9809 and providing the Conference ID #: 63210650. International callers may dial 706-679-7637.

Spartech Corporation is a leading producer of plastic products including polymeric compounds, concentrates, custom extruded sheet and rollstock products and packaging technologies for a wide spectrum of customers.  The Company's three business segments, which operate facilities in the United States, Mexico, Canada, and France, annually process approximately one billion pounds of plastic resins, specialty plastic alloys, and color and specialty compounds.

Cautionary Statements Concerning Forward-Looking Statements

Statements in this press release that are not purely historical, including statements that express the Company's belief, anticipation or expectation about future events, are forward-looking statements. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations and include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ from our forward-looking statements are as follows:

(a)	Adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce

(b)	Our ability to compete effectively on product performance, quality, price, availability, product development, and customer service

(c)	Adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical

(d)
Volatility of prices and availability of supply of energy and raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future impacts of natural disasters

(e)	Our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs

(f)	Our inability to achieve and sustain the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our improvement initiatives

(g)	Our inability to collect all or a portion of our receivables with large customers or a number of customers

(h)	Loss of business with a limited number of customers that represent a significant percentage of our revenues

(i)	Restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments and inability to access capital markets

(j)	Possible asset impairments

(k)
Our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, potential loss of business or savings to be achieved in connection with production plant consolidations and line moves

(l)	Adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations

(m)	Our inability to develop and launch new products successfully

(n)	Possible weaknesses in internal controls

We assume no responsibility to update our forward-looking statements.

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Operations

	Three Months Ended		Year Ended
	October 29,	October 30,	October 29,	October 30,
(Dollars in thousands, except per share data)	2011	2010	2011	2010
Net sales	$293,239	$259,574	$1,102,290	$1,022,896
Costs and expenses
Cost of sales	268,026	236,667	1,004,928	914,293
Selling, general and administrative expenses	18,592	23,258	74,320	88,852
Amortization of intangibles	422	885	1,689	3,774
Goodwill impairments	40,455	56,149	40,455	56,149
Other intangible and fixed asset impairments	—	13,621	—	13,674
Restructuring and exit costs	634	2,121	2,184	7,290
Total costs and expenses	328,129	332,701	1,123,576	1,084,032
Operating (loss) earnings	(34,890)	(73,127)	(21,286)	(61,136)
Interest, net of interest income	2,905	2,459	10,947	12,025
Debt extinguishment costs	—	—	—	729
(Loss) earnings from continuing operations before income taxes	(37,795)	(75,586)	(32,233)	(73,890)
Income tax (benefit) expense	(10,415)	(20,492)	(8,850)	(24,247)
Net (loss) earnings from continuing operations	(27,380)	(55,094)	(23,383)	(49,643)
Net (loss) earnings from discontinued operations, net of tax	(349)	(609)	2,316	(732)
Net (loss) earnings	$(27,729)	$(55,703)	$(21,067)	$(50,375)
Basic (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.89)	$(1.80)	$(0.76)	$(1.63)
(Loss) earnings from discontinued operations, net of tax	(0.01)	(0.02)	0.08	(0.03)
Net (loss) earnings per share	$(0.90)	$(1.82)	$(0.69)	$(1.65)
Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.89)	$(1.79)	$(0.76)	$(1.63)
(Loss) earnings from discontinued operations, net of tax	(0.01)	(0.02)	0.08	(0.03)
Net (loss) earnings per share	$(0.90)	$(1.81)	$(0.69)	$(1.65)

Spartech Corporation and Subsidiaries
Consolidated Condensed Balance Sheets

	October 29,	October 30,
(Dollars in thousands, except share data)	2011	2010
Assets
Current assets:
Cash and cash equivalents	$877	$4,900
Trade receivables, net of allowances of $3,571 and $3,404, respectively	156,432	134,902
Inventories, net of inventory reserves of $8,581 and $6,539, respectively	91,186	79,691
Prepaid expenses and other current assets, net	26,367	35,789
Assets held for sale	2,744	3,256
Total current assets	277,606	258,538
Property, plant, and equipment, net	208,074	211,844
Goodwill	47,466	87,921
Other intangible assets, net	12,872	14,559
Other long-term assets	3,684	4,279
Total assets	$549,702	$577,141
Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt	$25,210	$880
Accounts payable	140,628	129,037
Accrued liabilities	30,919	34,112
Total current liabilities	196,757	164,029

Long-term debt, less current maturities	132,001	171,592

Other long-term liabilities:
Deferred taxes	41,676	42,648
Other long-term liabilities	6,336	5,866
Total liabilities	376,770	384,135
Stockholders’ equity
Preferred stock (authorized: 4,000,000 shares, par value $1.00) Issued: None	—	—
Common stock (authorized: 55,000,000 shares, par value $0.75) Issued: 33,131,846 shares; outstanding: 30,831,919 and 30,884,503 shares, respectively	24,849	24,849
Contributed capital	202,404	204,966
Retained earnings (accumulated loss)	(11,031)	10,036
Treasury stock, at cost, 2,299,927 and 2,247,343 shares, respectively	(49,745)	(52,730)
Accumulated other comprehensive income	6,455	5,885
Total stockholders’ equity	172,932	193,006

Total liabilities and stockholders’ equity	$549,702	$577,141

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows

(Dollars in thousands)	2011	2010	2009
Cash flows from operating activities
Net (loss) earnings	$(21,067)	$(50,375)	$8,351
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	32,824	36,632	44,030
Stock-based compensation expense	2,255	3,107	3,071
Goodwill impairment	40,455	56,424	—
Other intangible and fixed asset impairments	76	13,674	2,592
Restructuring and exit costs	865	2,849	2,114
(Gain) loss on disposition of assets, net	232	(1,116)	(6,242)
(Benefit) provision for bad debt expense	(1,925)	8,111	4,321
Deferred taxes	(5,139)	(22,067)	2,523
Change in current assets and liabilities:
Trade Receivables	(19,424)	(12,175)	36,254
Inventories	(11,374)	(16,467)	29,343
Prepaid expenses and other current assets	12,850	2,868	(9,635)
Accounts payable	13,668	24,283	(47,519)
Accrued liabilities	(3,091)	(5,837)	(4,736)
Other, net	1,093	(581)	797
Net cash provided by operating activities	42,298	39,330	65,264
Cash flows from investing activities
Capital expenditures	(29,072)	(21,432)	(8,098)
Proceeds from the disposition of assets	453	3,560	32,677
Net cash (used) provided by investing activities	(28,619)	(17,872)	24,579
Cash flows from financing activities
Bank credit facility (payments) borrowings, net	(14,199)	45,900	(41,600)
Payments on notes and bank term loan	(378)	(87,582)	(18,936)
Payments on bonds and leases	(723)	(515)	(1,183)
Debt issuance costs	(1,558)	(1,174)	(215)
Cash dividend on common stock	—	—	(3,057)
Stock-based compensation exercised	(295)	(194)	(15)
Net cash used by financing activities	(17,153)	(43,565)	(65,006)
Effect of exchange rates on cash and cash equivalents	(549)	82	(30)
(Decrease) increase in cash and cash equivalents	(4,023)	(22,025)	24,807
Cash and cash equivalents at beginning of year	4,900	26,925	2,118
Cash and cash equivalents at end of year	$877	$4,900	$26,925

Non-GAAP Reconciliations

Within this press release we have included operating earnings (loss) (GAAP) to operating earnings (loss) excluding special items (Non-GAAP), net earnings (loss) from continuing operations (GAAP) to net earnings (loss) from continuing operations excluding special items (Non-GAAP) and net earnings (loss) from continuing operations per diluted share (GAAP) to net earnings (loss) from continuing operations per diluted share excluding special items (Non-GAAP). Special items include goodwill impairments, restructuring and exit costs, other intangible and fixed asset impairments, CEO separation costs, debt extinguishment costs and a tax benefit on restructuring of foreign operations. We have also excluded the operations of our discontinued wheels, profiles, marine, Donchery sheet and Arlington, Texas compounding operations throughout this press release and in the presentation below.

We use these measurements to assess our ongoing operating results without the effect of these adjustments and compare such results to our historical and planned operating results. We believe these measurements are useful to help investors to compare our results to previous periods and provide an indication of underlying trends in the business. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

The following tables reconcile (GAAP) to (Non-GAAP) measures:

	Three Months Ended		Year Ended
	October 29,	October 30,	October 29,	October 30,
(Dollars in thousands, except per share data)	2011	2010	2011	2010
Operating (loss) earnings (GAAP)	$(34,890)	$(73,127)	$(21,286)	$(61,136)
Goodwill impairment	40,455	56,149	40,455	56,149
Restructuring and exit costs	634	2,121	2,184	7,290
Other intangible and fixed asset impairments	—	13,621	—	13,674
CEO separation costs	—	1,369	—	1,369
Special items subtotal	41,089	73,260	42,639	78,482
Operating earnings excluding special items (Non-GAAP)	$6,199	$133	$21,353	$17,346
Net (loss) earnings from continuing operations (GAAP)	$(27,380)	$(55,094)	$(23,383)	$(49,643)
Goodwill impairment	28,435	45,033	28,435	45,033
Restructuring and exit costs	393	1,256	1,354	4,454
Other intangible and fixed asset impairments	—	8,287	—	8,319
CEO separation costs	—	833	—	833
Debt Extinguishment costs, net of tax	—	—	—	456
Tax benefits from restructuring of foreign operations	—	—	—	(4,401)
Special items subtotal	28,828	55,409	29,789	54,694
Net earnings from continuing operations excluding special items (Non-GAAP)	$1,448	$315	$6,406	$5,051
Net (loss) earnings from continuing operations per diluted share (GAAP)	$(0.89)	$(1.79)	$(0.76)	$(1.63)
Goodwill impairment	0.93	1.47	0.93	1.47
Restructuring and exit costs	0.01	0.04	0.04	0.15
Other intangible and fixed asset impairments	—	0.27	—	0.27
CEO separation costs	—	0.03	—	0.03
Debt Extinguishment costs, net of tax	—	—	—	0.01
Tax benefits from restructuring of foreign operations	—	—	—	(0.14)
Special items subtotal	0.94	1.81	0.97	1.79
Net earnings (loss) from continuing operations per diluted share excluding special items (Non-GAAP)	$0.05	$0.01	$0.21	$0.16

The following table reconciles operating (loss) earnings (GAAP) to operating earnings (loss) excluding special items (Non-GAAP) by segment (in thousands):

	Three Months Ended			Three Months Ended
	October 29, 2011			October 30, 2010
	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items
Segment
Custom Sheet and Rollstock	$(35,205)	$40,691	$5,486	$3,520	$1,892	$5,412
Packaging Technologies	5,725	—	5,725	(49,065)	54,202	5,137
Color & Specialty Compounds	1,574	397	1,971	(16,807)	15,790	(1,017)
Corporate	(6,984)	1	(6,983)	(10,775)	1,376	(9,399)
Total	$(34,890)	$41,089	$6,199	$(73,127)	$73,260	$133

	Year Ended			Year Ended
	October 29, 2011			October 30, 2010
	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items
Segment
Custom Sheet and Rollstock	$(16,145)	$41,064	$24,919	$25,149	$3,295	$28,444
Packaging Technologies	23,580	247	23,827	(30,916)	53,483	22,567
Color & Specialty Compounds	1,542	1,322	2,864	(18,416)	20,244	1,828
Corporate	(30,263)	6	(30,257)	(36,953)	1,460	(35,493)
Total	$(21,286)	$42,639	$21,353	$(61,136)	$78,482	$17,346